IMC Mortgage Company                      phone 813-932-2211
3450 Buschwood Park Drive                   fax 813-932-8257
Suite 250                                 800-776-2211
Tampa, FL 33618




As of and for the year ended December 31, 1996, IMC Mortgage Company and Subsidiaries has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, IMC Mortgage Company and Subsidiaries had in effect a fidelity bond and errors and omissions policy in the amount of $7,000,000.



                                    /s/ Thomas G. Middleton
                                    Thomas G. Middleton, President and
                                    Chief Operating Officer


                                    /s/ Stuart D. Marvin
                                       Stuart D.Marvin, Chief Financial Officer